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EXHIBIT 77C

RESULTS OF MEETING OF SHAREHOLDERS

Seligman National Municipal Fund
Seligman Minnesota Municipal Fund
Seligman New York Municipal Fund

SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 15, 2011
(UNAUDITED)

A brief description of the proposals voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal are set forth below. A vote is based on total number of shares outstanding in the Fund.

Seligman Municipal Fund Series, Inc. - on behalf of Seligman National Municipal Fund, Seligman Minnesota Municipal Fund and Seligman New York Municipal Fund

PROPOSAL. To elect directors to the Board.*

                              SHARES VOTED "FOR"   SHARES VOTED "WITHHOLD"   ABSTENTIONS   BROKER NON-VOTES
                              ------------------   -----------------------   -----------   -----------------
01. Kathleen Blatz                60,323,112.636             3,038,872.152         0.000              0.000
02. Edward J. Boudreau, Jr.       60,272,841.399             3,089,143.389         0.000              0.000
03. Pamela G. Carlton             60,329,422.064             3,032,562.724         0.000              0.000
04. William P. Carmichael         60,224,816.527             3,137,168.261         0.000              0.000
05. Patricia M. Flynn             60,350,443.942             3,011,540.846         0.000              0.000
06. William A. Hawkins            60,253,311.358             3,108,673.430         0.000              0.000
07. R. Glenn Hilliard             60,248,067.312             3,113,917.476         0.000              0.000
08. Stephen R. Lewis, Jr.         60,248,699.651             3,113,285.137         0.000              0.000
09. John F. Maher                 60,296,922.455             3,065,062.333         0.000              0.000
10. John J. Nagorniak             60,258,724.624             3,103,260.164         0.000              0.000
11. Catherine James Paglia        60,294,869.726             3,067,115.062         0.000              0.000
12. Leroy C. Richie               60,258,754.875             3,103,229.913         0.000              0.000
13. Anthony M. Santomero          60,279,262.465             3,082,722.323         0.000              0.000
14. Minor M. Shaw                 60,283,299.262             3,078,685.526         0.000              0.000
15. Alison Taunton-Rigby          60,311,167.387             3,050,817.401         0.000              0.000
16. William F. Truscott           60,265,076.498             3,096,908.290         0.000              0.000

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*    All  shares of Seligman Municipal Fund Series, Inc. are voted together as a single  class  for  the  election  of  directors.

Seligman National Municipal Fund

PROPOSAL. To approve an Agreement and Plan of Reorganization between Seligman National Municipal Fund and Columbia Tax-Exempt Fund.

SHARES VOTED "FOR"    SHARES VOTED "AGAINST"   ABSTENTIONS     BROKER NON-VOTES
------------------    ----------------------  --------------   -----------------
39,597,607.642                 1,952,344.677   1,502,962.902       7,778,104.000

Seligman Minnesota Municipal Fund

PROPOSAL. To approve an Agreement and Plan of Reorganization between Seligman Minnesota Municipal Fund and Columbia Minnesota Tax-Exempt Fund.

SHARES VOTED "FOR"   SHARES VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
------------------   ----------------------   -----------   ----------------
4,623,037.167                   293,150.204   208,170.109      1,189,690.000

Seligman New York Municipal Fund

PROPOSAL. To approve an Agreement and Plan of Reorganization between Seligman New York Municipal Fund and Columbia New York Tax-Exempt Fund.

SHARES VOTED "FOR"   SHARES VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
------------------   ----------------------   -----------   ----------------
4,667,904.809                   229,799.554   179,450.724      1,139,763.000